Exhibit 99.1

Schick Technologies Announces Dismissal of Class Action Lawsuit

LONG ISLAND CITY, N.Y., April 18, 2006 -- Schick Technologies, Inc. (Nasdaq: SCHK) today announced that the purported class action filed in connection with the Company’s proposed merger with Sirona Dental Systems has been voluntarily dismissed. The dismissal is without prejudice, with each party bearing its own costs, and without any payment, or promise of payment, being made to the plaintiff or his attorneys. The Court granted the Notice and Order of Voluntary Dismissal Without Prejudice on April 13, 2006.

The Company believes that the voluntary dismissal of the action is consistent with its previously disclosed view that the allegations contained in the complaint were unfounded and without merit.

The Company

Schick Technologies, Inc., an ISO 9001 certified company, designs, develops and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets. The Company’s products, which are based on proprietary digital imaging technologies, create instant high-resolution radiographs and offer significant advantages over conventional x-ray devices.

Proposed Merger with Sirona

The merger will be presented for shareholder approval at a Special Meeting of Stockholders which is expected to take place in the second quarter of calendar 2006. In connection with the proposed merger, the Company will be filing with the SEC a definitive proxy statement and other relevant documents. These materials will contain important information and we caution investors to carefully read them before making a decision concerning the transaction. Investors will be able to obtain these documents free of charge at the SEC’s website, http://www.sec.gov and at Schick’s website, http://www.schicktech.com.

Schick Technologies, Inc. and its directors and executive officers and other members of its management and employees, may be deemed to be participants in the solicitation of proxies from shareholders of Schick in connection with the proposed transaction. Information about the directors and executive officers of Schick and their ownership of Schick stock is set forth in Schick’s Proxy Statement filed with the SEC in connection with its Annual Shareholders Meeting for fiscal 2005.

This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including beliefs as to the Company’s future, and other statements which are not historical. Actual future events, results and trends could differ materially from those set forth in such statements due to various factors, including the risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

SOURCE: Schick Technologies, Inc.

CONTACT: Kevin McGrath, Cameron Associates, 212-554-5486